Exhibit 99.1

KEYSPAN
                                                                        NEWS
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                                                          For Immediate Release
For Release May 26, 2005                  Contact: Carmen Fields (781) 466-5096



                      KeySpan Affirms Dedication to Safety


KeySpan officials are affirming that safety is of prime importance, and vowed to continue pursuit of approval to upgrade its existing LNG facility in Providence, Rhode Island to accept marine deliveries. "We believe we still have a strong case in favor of the project," said David J. Manning, Executive Vice President and Chief Environmental officer for KeySpan Corporation. "To say that we are not safe is simply wrong."

"Above all else, KeySpan is committed to the safety of its facilities, its employees, and the surrounding populations," Manning continued. "Our LNG facility in Providence has existed without incident for over 30 years, and that above all else is testament to our dedication." The current proposal makes NO alterations to the existing tank, and is simply returning to the mode of delivery for which the facility was originally built. "This facility supplies 25% of the winter time load and is critical to meeting the demands of Providence and the surrounding region," said Manning.


The recently issued Final Environmental Impact Study by the Federal Energy Regulatory Commission (FERC) environmental staff resulted in some questioning of that commitment, even as the report lauded the project's minimal impact on the environment. "The current facility meets all applicable state and federal safety standards, as it has since its inception. This facility remains vital to Providence and the surrounding region's gas supply, and as a result, KeySpan has every intention to continue our dedication to providing reliable, safe, energy supplies and price stability to the region's residents, businesses, and electric generators," Manning continued.

"We have been working actively with federal and state agencies to develop safety plans and resources for the current proposal," said Manning. "We will not operate an upgraded facility without comprehensive safety and security plans in place," Manning added. He also stated that KeySpan will pay for all incremental costs to implement the approved security plan.

Manning termed the FEIS document as "outstanding" and noted additional positive considerations:



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KeySpan Affirms Safety -2-



1. The FEIS fully acknowledges the need and benefits of new LNG into the region. This need has also been acknowledged by groups such as New England Governor's Conference, the New England Council, the Rhode Island 21st Century Labor-Management Partnership's 17 labor unions, the Energy Council of Rhode Island, and the Greater Providence Chamber of Commerce.

2. The FEIS fully acknowledges the minimal environmental impact of the project. The KeySpan LNG project will require NO dredging of any kind, worth noting in the fragile ecosystem of Narragansett Bay and those of waterways feeding it.

3. The FEIS acknowledges that there are no preferable alternatives to the proposed KeySpan LNG upgrade for service to the relevant market. Adopting conditions which make the upgraded project infeasible does a real disservice to the market.










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